Rule 424(b)(3)
Registration No. 333-132201

Amendment No. 1 dated February 29, 2008 to
Pricing Supplement dated February 28, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

This Amendment No. 1 dated February 29, 2008 amends and restates the Pricing Supplement dated February 28, 2008, which was filed with the Securities and Exchange Commission on February 28, 2008.

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PT63

Principal Amount (in Specified Currency): $100,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: February 28, 2008

Original Issue Date: March 13, 2008

Stated Maturity Date: December 20, 2010

Initial Interest Rate: Three month LIBOR determined on
		       March 11, 2008 plus 0.03%

Interest Payment Period: Quarterly

Interest Payment Dates: the 20th of each June, September, December
		        and March and the Stated Maturity Date,
			commencing on June 20, 2008

Net Proceeds to Issuer: $100,000,000

Agent's Discount or Commission: 0.00%

Agent: Lehman Brothers Inc.

Agent's Capacity:
	[X] Agent
	[ ] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)

Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): + 0.03%

Spread Multiplier: N/A

Index Maturity: 3 month

Index Currency: U.S. Dollars

Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: June 20, 2008

Interest Rate Reset Period: Quarterly

Interest Reset Dates: the same day as the related Interest Payment
		      Date Interest Determination Date: the second
		      London Banking Day preceding each Interest Reset
		      Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable

Redemption Dates:

Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount: No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars

Minimum Denominations: $1,000 and $1,000 increments thereafter

Form of Note:
	[X] Book-entry only
	[ ] Certificated


The Issuer expects that delivery of the Notes will be made against payment therefor on the Original Issue Date, which will be the tenth Business Day following the Trade Date (such settlement cycle being herein referred to as ''T+10''). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade Notes on the Trade Date or the next six succeeding Business Days will be required, by virtue of the fact that the Notes initially will settle T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade Notes on the Trade Date or the next six succeeding Business Days should consult their own advisors.

PLAN OF DISTRIBUTION
Under the terms of and subject to the conditions of an Appointment Agreement dated April 25, 2007 and an Appointment Agreement Confirmation dated February 28, 2008 (collectively, the "Agreement") between TMCC and Lehman Brothers Inc., TMCC is offering $100,000,000 in principal amount of the Notes offered hereby at 100% of such principal amount through Lehman Brothers, Inc., acting as agent, and Lehman Brothers, Inc. has agreed to use its reasonable efforts to solicit offers to purchase the Notes. Under the terms of and subject to the conditions of a Terms Agreement dated February 28, 2008 between TMCC and Lehman Brothers Inc., Lehman Brothers, Inc. will not receive a discount or commission with respect to any Notes sold. The Third Amended and Restated Distribution Agreement dated March 7, 2006, between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Toyota Financial Services Securities USA Corporation, as amended from time to time, is incorporated by reference in the Agreement.